Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES SECOND QUARTER FISCAL 2006 OPERATING RESULTS

Uncasville, Connecticut, April 26, 2006 – The Mohegan Tribal Gaming Authority, or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a harness racetrack located in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs, announced today its operating results for the quarter ended March 31, 2006.

Results for the quarter ended March 31, 2006 were as follows:

•	Record second quarter gaming revenues of $303.9 million, a 6.9% increase over the corresponding period in the prior year

•	Gross slot revenues of $216.7 million, a 7.9% increase over the corresponding period in the prior year

•	Table games revenues of $84.9 million, a 4.7% increase over the corresponding period in the prior year

•	Non-gaming revenues of $59.5 million, a 7.1% increase over the corresponding period in the prior year

•	Income from operations of $64.2 million, a 10.7% increase over the corresponding period in the prior year

•	Net income of $34.8 million, a 23.0% increase over the corresponding period in the prior year

•	Record second quarter Adjusted EBITDA, a non-GAAP measure more fully described below, of $87.7 million, a 9.1% increase over the corresponding period in the prior year

Second Quarter Operating Results

Net income for the quarter ended March 31, 2006 increased by $6.5 million, or 23.0%, to $34.8 million compared to $28.3 million for the same period in the prior year. The increase in net income is primarily due to a $9.1 million increase in income from operations at Mohegan Sun as described below.

Adjusted EBITDA for the quarter ended March 31, 2006 increased by $7.3 million, or 9.1%, to $87.7 million compared to $80.4 million for the same period in the prior year. The Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) for the quarter ended March 31, 2006 was 26.1% compared to a 25.7% Adjusted EBITDA margin for the same period in the prior year. The increase in the Adjusted EBITDA margin for the quarter ended March 31, 2006 was primarily attributable to the increase in the Adjusted EBITDA margin for Mohegan Sun as described below.

Interest expense increased by $500,000 to $22.8 million for the quarter ended March 31, 2006 as compared to $22.3 million for the same period in the prior year due to increases in weighted average outstanding debt and weighted average interest rate. The weighted average outstanding debt was $1.25 billion for the quarter ended March 31, 2006 versus $1.23 billion for the quarter ended March 31, 2005. The weighted average interest rate was 7.4% for the quarter ended March 31, 2006 compared to 7.2% for the same period in the prior year.

“Our operating results for the quarter are remarkable,” said Bruce Bozsum, Chairman of the Mohegan Tribal Gaming Authority, “The Management Board is extremely pleased with the continuing success of our properties and acknowledges that a great deal of the success is the result of the outstanding work of all our employees.”

Mohegan Sun

Adjusted EBITDA at Mohegan Sun for the quarter ended March 31, 2006 increased by $8.6 million, or 10.4%, to $91.2 million compared to $82.6 million for the same period in the prior year. The Adjusted EBITDA margin at Mohegan Sun for the quarter ended March 31, 2006 was 27.8% compared to a 27.0% Adjusted EBITDA margin for the same period in the prior year. The Adjusted EBITDA margin increase is attributable to decreased marketing costs as a percentage of gaming revenues, greater employee productivity, and increases in revenues in our gaming and non-gaming offerings.

“We could not be more pleased with the quarter,” commented Mitchell Etess, Mohegan Sun President and CEO, referring to the results of Mohegan Sun for the quarter ended March 31, 2006, “As our market continues to experience steady growth, our variety of gaming and entertainment attractions, combined with outstanding customer service from our staff, has enabled us to continue to capture more and more share of the Connecticut slot market.”

Net revenues for the quarter ended March 31, 2006 increased by $22.2 million, or 7.2%, to $328.7 million from $306.5 million for the same period in the prior year. This increase is the result of a 6.6% growth in gaming revenues and a 6.9% growth in non-gaming revenues at Mohegan Sun.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended March 31, 2006 increased by $15.8 million, or 7.9%, to $216.7 million from $200.9 million for the same period in the prior year. The State of Connecticut reported slot revenues of $413.1 million and $392.4 million for the quarters ended March 31, 2006 and 2005, respectively, representing an increase of 5.3%. Mohegan Sun increased its slot market share to 52.5% of the Connecticut market versus 51.2% in the quarter ended March 31, 2005. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarter ended March 31, 2006 was 8.8% compared to 8.6% for the same period in the prior year. Gross slot win per unit per day was $388 and $357 for the quarters ended March 31, 2006 and 2005, respectively.

Table games revenues for the quarter ended March 31, 2006 increased by $3.9 million, or 4.7%, to $84.9 million from $81.0 million for the same period in the prior year. Table games hold percentage, or table games revenues divided by table games drop, was 15.0% and 16.0% for the quarters ended March 31, 2006 and 2005, respectively. Table games hold percentage is relatively predictable over long periods of time but can fluctuate significantly over shorter periods. Table games revenue per unit per day was $3,151 and $3,110 for the quarters ended March 31, 2006 and 2005, respectively.

Food and beverage revenues increased by $1.8 million, or 9.0%, to $22.2 million for the quarter ended March 31, 2006 from $20.4 million for the same period in the prior year. The increase in revenues is primarily attributable to a 5.9% increase in the number of meals served, or food covers, partially due to the opening of the 285-seat Uncas American Indian Grill to the public in July 2005.

Hotel revenues increased by $100,000, or 0.7%, to $11.6 million for the quarter ended March 31, 2006 from $11.5 million for the same period in the prior year. Hotel occupancy decreased slightly to 90.4% for the quarter ended March 31, 2006 compared to 90.6% for the quarter ended March 31, 2005. The average daily room rate, or ADR, of $114 for the quarter ended March 31, 2006 was consistent with ADR for the same period in the prior year. Revenue per Available Room, or REVPAR, of $103 for the quarter ended March 31, 2006 also was consistent with REVPAR for the same period in the prior year.

Retail, entertainment and other revenues increased by $1.8 million, or 8.1%, to $24.9 million for the quarter ended March 31, 2006 from $23.1 million for the same period in the prior year. The increase is mostly attributable to entertainment revenues, which increased by $3.4 million or 67.9%. During the period, the Mohegan Sun Arena had a 20.7% increase in ticket sales and a 43.8% in average ticket price because of the large number of headliner shows at the Arena. Retail revenues decreased by $1.3 million due to a redirection of promotions offered to casino patrons.

Income from operations for the quarter ended March 31, 2006 increased by $9.1 million, or 14.9%, to $70.0 million from $60.9 million for the quarter ended March 31, 2005.

Mohegan Sun at Pocono Downs

Adjusted EBITDA for the quarter ended March 31, 2006 decreased by $1.0 million to $(329,000) compared to $738,000 for the same period in the prior year. The Adjusted EBITDA margin for the quarter ended March 31, 2006 was (4.4)% compared to a 11.8% Adjusted EBITDA margin for the same period in the prior year.

Racing revenues for the quarter ended March 31, 2006 increased by $1.2 million, or 19.7%, to $6.8 million from $5.6 million for the same period in the prior year. The increase in racing revenues is due to a full period of operations for the quarter ended March 31, 2006. The quarter ended March 31, 2005 included only racing revenues from January 25, 2005 (the date of acquisition of the facility) to the end of the quarter.

Net revenues for the quarter ended March 31, 2006 increased by $1.3 million, or 20.1%, to $7.5 million from $6.2 million for the same period in the prior year. This increase is the result of a full period of operations as discussed above.

Loss from operations for the quarter ended March 31, 2006 was $1.9 million compared to income from operations of $182,000 for the same period in the prior year. The loss from operations for the quarter ended March 31, 2006 includes $949,000 in pre-opening costs and expenses comprised of personnel, consulting and other costs related to the development plans described below.

In December 2005, Downs Racing, LP, a subsidiary of the Authority that owns and operates Mohegan Sun at Pocono Downs, submitted applications for a conditional and permanent Category One Slot Machine License with the Pennsylvania Gaming Control Board, or PGCB. Upon receipt of a conditional or permanent license, Downs Racing, LP will be required to pay a one-time $50.0 million licensing fee to the Commonwealth of Pennsylvania. As required by the PGCB, the Authority delivered to the PGCB a letter of credit in the amount of $50.0 million as security for Downs Racing, LP’s future license fee payment. The PGCB announced that the date for a public hearing on the slot machine license application for Mohegan Sun at Pocono Downs will be April 27, 2006.

In anticipation of receipt of a slot machine license, Downs Racing, LP is making significant improvements and additions at Mohegan Sun at Pocono Downs, including a new state of the art simulcast facility, which opened to the public on March 13, 2006, improvements to the grandstand for the installation of approximately 1,080 slot machines, a new 10,000 square foot food court and road and parking infrastructure enhancements. The Authority is providing updated guidance on the cost of these improvements which are now estimated to be approximately $70.0 million – or $23.0 million greater than the previously estimated amount of $47.0 million. This estimate includes the procurement and related implementation costs associated with new business systems for the planned slot facility and other infrastructure related improvements expected to be incorporated into the future casino development at the site. Construction of these improvements is estimated to be completed by the summer of 2006.

The Authority previously announced plans for the development of a new 400,000 square foot gaming and entertainment facility to be constructed on the existing grounds of Mohegan Sun at Pocono Downs. The plans, the scope and timing of such development continue to be refined through our rigorous planning process. Our current plans for such development provide for a combined total of approximately 2,000 slot machines, 3 full-service restaurants, a 300 seat buffet, a 15,000 square foot food court, several bars and lounges, an 18,000 square foot nightclub, a “Kid’s Quest” center, 20,000 square feet of retail space, additional parking and an enhanced employee service area. Construction of the new facility is expected to begin following the issuance of a Category One Slot Machine License by the PGCB, which is currently anticipated to occur in late summer or early fall 2006. The opening date of the new facility is projected to be approximately 14 months from the beginning of construction. The Authority also is providing updated guidance on the construction of the new facility which is now estimated to be approximately $135.0 million – lower than the previously estimated range of $140.0 million to $160.0 million.

The Authority anticipates that it will seek an amendment to its existing bank credit facility to increase spending levels for Pocono Downs prior to the start of construction of the new facility.

Mohegan Tribal Gaming Authority Property Information

(in thousands, unaudited)	Net Revenues For the Three Months Ended		Adjusted EBITDA For the Three Months Ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
Mohegan Sun	$328,669	$306,496	$91,212	$82,625
Pocono Downs (1)	7,496	6,244	(329)	738
Corporate	—	—	(3,159)	(2,974)

Total	$336,165	$312,740	$87,724	$80,389

(1)	Acquired January 25, 2005

(in thousands, unaudited)	Net Revenues For the Six Months Ended		Adjusted EBITDA For the Six Months Ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
Mohegan Sun	$674,359	$625,829	$184,588	$166,716
Pocono Downs (1)	15,123	6,244	(560)	738
Corporate	—	—	(5,318)	(5,268)

Total	$689,482	$632,073	$178,710	$162,186

(1)	Acquired January 25, 2005

Liquidity, Capital Resources and Capital Spending

As of March 31, 2006, the Authority held cash and cash equivalents of $81.5 million, an increase of $9.1 million from $72.4 million as of September 30, 2005. As of March 31, 2006, there was $16.0 million outstanding under the Authority’s $450.0 million bank credit facility revolving loan. In December 2005, the Authority received the requisite consent from its lenders to amend the bank credit facility to permit the Authority to increase the maximum amount available under letters of credit to $60.0 million, enabling the Authority to establish the $50.0 million letter of credit necessary for the Pennsylvania slot license applications mentioned above. Taking into effect this and other letters of credit, which reduced borrowing availability under the bank credit facility, the Authority had approximately $383.7 million of available borrowing under the bank credit facility as of March 31, 2006. The Authority’s total debt was approximately $1.26 billion as of March 31, 2006.

Capital expenditures totaled $60.6 million for the six months ended March 31, 2006 versus $21.3 million for the same period in the prior year, comprised primarily of Pocono Downs construction expenditures of $25.7 million and maintenance capital expenditures at Mohegan Sun of $27.2 million.

Capital expenditures for the Corporate division were $7.5 million for the quarter ended March 31, 2006 which represents the purchase of land, excluding prior deposits, that will be the site for the development of a casino to be owned by the Cowlitz Indian Tribe (the “Cowlitz Project”). The Authority’s total investment in the Cowlitz Project for the quarter ended March 31, 2006 was $8.8 million.

Capital expenditures at Mohegan Sun are anticipated to be approximately $51.0 million for the 2006 fiscal year, comprised primarily of anticipated maintenance capital expenditures, customer relationship management software and related hardware, slot machine replacements and information systems enhancements and upgrades.

Capital expenditures for the Pocono Downs racetrack site are anticipated to be approximately $68.0 million for the 2006 fiscal year, comprised primarily of construction costs for the improvements to the existing Clubhouse and Grandstand.

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $36.0 million and $33.4 million for the six months ended March 31, 2006 and 2005, respectively. Distributions to the Tribe are anticipated to total approximately $72.5 million for fiscal year 2006.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next twelve months. Future investments in Pocono Downs related to the improvement of the existing facility and the development of a slot machine facility at the racetrack, in addition to the payment of a one-time slot machine license, are anticipated to be funded through the bank credit facility and additional borrowings, as necessary.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its second quarter fiscal 2006 operating results on Wednesday, April 26, 2006 at 11:00 a.m. (Eastern Daylight Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 7444723

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mtga.com, in the “Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing at approximately 2:00 p.m. (Eastern Daylight Time) on Wednesday, April 26, 2006. This replay will run through May 10, 2006.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 7444723

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation and, through its subsidiary, Downs Racing, LP, owns and operates Mohegan Sun at Pocono Downs, a harness racetrack located in Plains Township, Pennsylvania and five OTW facilities located elsewhere in Pennsylvania. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 350-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about the Authority and its properties can be obtained by visiting www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey and Pennsylvania), the financial performance of Mohegan Sun, Pocono Downs and the OTW facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2005, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Quarter Ended March 31, 2006	For the Quarter Ended March 31, 2005	For the Six Months Ended March 31, 2006	For the Six Months Ended March 31, 2005
Revenues:
Gaming	$303,938	$284,395	$619,434	$572,592
Food and beverage	22,676	20,733	47,166	43,162
Hotel	11,634	11,548	24,242	23,485
Retail, entertainment and other	25,209	23,302	59,447	49,998

Gross revenues	363,457	339,978	750,289	689,237
Less—Promotional allowances	(27,292)	(27,238)	(60,807)	(57,164)

Net revenues	336,165	312,740	689,482	632,073

Operating costs and expenses:
Gaming	171,979	160,781	353,371	328,327
Food and beverage	12,613	10,489	25,353	21,848
Hotel	3,999	3,600	7,902	7,531
Retail, entertainment and other	8,712	6,730	20,495	14,422
Advertising, general and administrative	47,977	47,777	98,331	92,491
Corporate expenses	3,887	3,068	6,066	5,463
Pre-opening costs and expenses	949	—	2,048	—
Depreciation and amortization	21,867	22,314	43,353	43,570

Total operating costs and expenses	271,983	254,759	556,919	513,652

Income from operations	64,182	57,981	132,563	118,421

Other income (expense) :
Accretion of discount to the relinquishment liability	(7,676)	(6,866)	(15,353)	(13,733)
Interest income	488	124	814	227
Interest expense, net of capitalized interest	(22,822)	(22,282)	(45,642)	(41,452)
Loss on early extinguishment of debt	—	(280)	—	(280)
Other income (expense), net	(56)	(441)	8	(815)

Total other expense	(30,066)	(29,745)	(60,173)	(56,053)

Income before minority interest	34,116	28,236	72,390	62,368
Minority interest	726	94	746	195

Net income	$34,842	$28,330	$73,136	$62,563

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Quarter Ended		For the Six Months Ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
Operating Results:
Gross revenues	$363,457	$339,978	$750,289	$689,237
Net revenues	336,165	312,740	689,482	632,073
Income from operations	64,182	57,981	132,563	118,421
Net income	34,842	28,330	73,136	62,563

Other Data:
Adjusted EBITDA:
Adjusted EBITDA	$87,724	$80,389	$178,710	$162,186
Adjusted EBITDA margin	26.1%	25.7%	25.9%	25.7%

Capital expenditures	$35,338	$13,925	$60,572	$21,291
Cash interest paid	34,237	23,279	45,009	36,697

Balance Sheet Data:
Cash and cash equivalents	$81,462	$74,885	$81,462	$74,885
Total debt	1,261,125	1,292,374	1,261,125	1,292,374

MOHEGAN SUN

SUPPLEMENTAL DATA –OPERATING STATISTICS

(unaudited)

	For the Quarter Ended		For the Six Months Ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
Adjusted EBITDA:
Adjusted EBITDA	$91,212	$82,625	$184,588	$166,716
Adjusted EBITDA margin	27.8%	27.0%	27.4%	26.6%
Capital expenditures	$12,607	$13,018	$27,207	$20,384
Win Per Unit Per Day:
Slot machines (gross)	$388	$357	$383	$360
Table Games	3,151	3,110	3,296	3,132
Hold Percentage:
Slot machines (gross)	8.8%	8.6%	8.6%	8.4%
Table games	15.0%	16.0%	16.0%	16.2%
Slot Market Share:
Slot handle market share	52.7%	50.5%	53.2%	51.6%
Slot win market share	52.5%	51.2%	52.8%	51.6%
Slot handle efficiency	110.2%	110.7%	112.9%	112.9%
Slot win efficiency	109.6%	112.1%	112.1%	112.8%
Hotel Statistics:
Hotel occupancy %	90.4%	90.6%	90.8%	88.8%
Average Daily Rate (ADR)	$114	$114	$118	$117
Revenue Per Available Room (REVPAR)	$103	$103	$107	$104

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA –OPERATING STATISTICS

(unaudited)

	For the Quarter Ended		For the Six Months Ended
	March 31, 2006	March 31, 2005 (1)	March 31, 2006	March 31, 2005 (1)
Adjusted EBITDA:
Adjusted EBITDA	$(329)	$738	$(560)	$738
Adjusted EBITDA margin	(4.4)%	11.8%	(3.7)%	11.8%
Capital expenditures	$15,270	$907	$25,898	$907

(1)	Acquired January 25, 2005

Reconciliation of Adjusted EBITDA to Net Income:

A reconciliation of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

	For the Quarter Ended		For the Six Months Ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Adjusted EBITDA	$87,724	$80,389	$178,710	$162,186
Pre-opening costs and expenses	(949)	—	(2,048)	—
Depreciation and amortization	(21,867)	(22,314)	(43,353)	(43,570)
Minority interest	(726)	(94)	(746)	(195)

Income from operations	64,182	57,981	132,563	118,421

Accretion of discount to the relinquishment liability	(7,676)	(6,866)	(15,353)	(13,733)
Interest income	488	124	814	227
Interest expense, net of capitalized interest	(22,822)	(22,282)	(45,642)	(41,452)
Loss on early extinguishment of debt	—	(280)	—	(280)
Other income (expense), net	(56)	(441)	8	(815)
Minority interest	726	94	746	195

Net income	$34,842	$28,330	$73,136	$62,563

Reconciliation of Income from Operations to Adjusted EBITDA:

A reconciliation of income from operations, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Adjusted EBITDA is shown below (in thousands):

	For the Quarter Ended March 31, 2006
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$70,024	$—	$21,188	$—	$91,212
Pocono Downs	(1,938)	949	660	—	(329)
Corporate	(3,904)	—	19	726	(3,159)

Total	$64,182	$949	$21,867	$726	$87,724

	For the Quarter Ended March 31, 2005
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$60,867	$—	$21,758	$—	$82,625
Pocono Downs (1)	182	—	556	—	738
Corporate	(3,068)	—	—	94	(2,974)

Total	$57,981	$—	$22,314	$94	$80,389

(1)	Acquired January 25, 2005

	For the Six Months Ended March 31, 2006
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$142,554	$—	$42,034	$—	$184,588
Pocono Downs	(3,889)	2,048	1,281	—	(560)
Corporate	(6,102)	—	38	746	(5,318)

Total	$132,563	$2,048	$43,353	$746	$178,710

	For the Six Months Ended March 31, 2005
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$123,702	$—	$43,014	$—	$166,716
Pocono Downs (1)	182	—	556	—	738
Corporate	(5,463)	—	—	195	(5,268)

Total	$118,421	$—	$43,570	$195	$162,186

(1)	Acquired January 25, 2005

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority has historically evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, loss on early extinguishment of debt and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release Mohegan Tribal Gaming Authority Uncasville, Connecticut April 26, 2006

CONTACTS: William J. Velardo Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000